EXHIBIT 23

THE DIRECTV GROUP, INC.

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-111466, 333-111467 and 333-111469 of The DIRECTV Group, Inc. on Forms S-8 of our report dated March 9, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” by The DIRECTV Group, Inc., appearing in this Annual Report on Form 10-K of The DIRECTV Group, Inc. for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Los Angeles, California

March 17, 2004